UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2013 (February 7, 2013)

GENVEC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 632 0740

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

GenVec, Inc. (the “Company”) ended 2012 with unaudited cash, cash equivalents, and investments totaling approximately $15.3 million. Based on current and expected operations, the Company anticipates its cash burn rate during 2013 to average $2.0 million per quarter.

Section 8 – Other Events

Item 8.01 Other Events.

On February 7, 2013, the Company eliminated nine positions as part of its efforts to lower operating costs to conserve capital. Seven of the positions were eliminated immediately, and two are being phased out by the second quarter of 2013. The Company estimates that the cost reductions realized by this reduction in workforce will allow it to fund its operations into 2015, not including milestone payments the Company may receive as a result of its collaboration with Novartis.

The Company estimates that approximately $186,000 of expenses will be incurred due to the position eliminations with approximately half of that amount being paid in the first quarter of 2013 and the balance in the second quarter of 2013.

Forward-Looking Statements

The statements above about cost reductions, costs, the timing of the reduction in workforce, amounts of future cash expenditures and the expectation with respect to the sufficiency of funds for operations, among other statements, are forward-looking statements and are subject to a number of assumptions. Actual results and experience may differ materially as a result of various important factors, including the factors and risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2011 and subsequent Forms 10-Q. The Company may incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, this reduction in workforce.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: February 8, 2013	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary

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